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                                  EXHIBIT 11.1

                                    SDL, INC.
                          COMPUTATION OF NET INCOME PER
                       COMMON AND COMMON EQUIVALENT SHARE
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS - UNAUDITED)


                                                     THREE MONTHS ENDED         NINE MONTHS ENDED
                                                       SEPTEMBER 30,               SEPTEMBER 30,
                                                       -------------               -------------
                                                    1996          1995          1996          1995
                                                    ----          ----          ----          ----
PRIMARY

       Weighted average number of
       common shares outstanding                    13,032        10,179        11,627         8,784

       Incremental common shares
       attributable to shares issuable under
       employee stock plans                          1,110         1,532         1,239         1,542
                                                   -------       -------       -------       -------


                  Total shares                      14,142        11,711        12,866        10,326
                                                   =======       =======       =======       =======

Net income

       Amount                                      $   943       $ 1,610       $ 5,531       $ 3,884
                                                   =======       =======       =======       =======

       Per share                                   $  0.07       $  0.14       $  0.43       $  0.38
                                                   =======       =======       =======       =======



Fully diluted computation not presented since such amounts differ by less than 3% of the net income per share amount shown above.



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